Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of January 20, 2022, is made by and among Cohn Robbins Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Cohn Robbins Holdings Corp., a Cayman Islands exempted company (“Acquiror”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company”), and Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall (the “Insiders”) (together with the Sponsor, the “Sponsor and Insider Parties”). The Sponsor, Acquiror, the Company, Swiss NewCo and the Insiders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Acquiror, the Company, Swiss NewCo, Allwyn US Holdco LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Swiss NewCo (“US HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US HoldCo (“DE Merger Sub”), and the Company, have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Sponsor and Insider Party will agree to (a) vote in favor of approval of all of the Transaction Proposals, (b) waive (if applicable) certain anti-dilution adjustments to the conversion ratio set forth in Acquiror’s Governing Documents, (c) waive certain redemption rights and (d) be bound by certain transfer restrictions with respect to its Acquiror Class B Common Stock prior to the occurrence of the closing of the Transactions pursuant to the Business Combination Agreement (the “Closing”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Section 1. Agreement to Vote. Prior to the Termination Date (as defined herein), each Sponsor and Insider Party, in its capacity as a shareholder of Acquiror, irrevocably and unconditionally agrees that at the meeting of Acquiror’s shareholders to be convened for the purpose of obtaining the requisite shareholder approval of the Transaction Proposals in connection with the Transactions or any other meeting of Acquiror’s shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), such Sponsor and Insider Party shall:

(a) if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares (as defined below) owned by such Sponsor and Insider Party as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(b) vote, or cause to be voted, at such meeting (or execute and deliver a written consent, if applicable, causing to be voted) all of such Sponsor and Insider Party’s Covered Shares owned as of the record date for such meeting in favor of each of the Transaction Proposals and any other matters necessary or reasonably requested by Acquiror for consummation of the Transactions, including any actions necessary to effectuate the matters contemplated by the Transaction Proposals; and

(c) vote or cause to be voted at such meeting all of such Sponsor and Insider Party’s Covered Shares against any other Business Combination Proposal and any other action that (i) would reasonably be expected to impede, interfere with, delay, postpone, nullify or adversely affect the Transactions or (ii) would result in the failure of any condition set forth in Article X of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement, or an obligation or agreement of Acquiror under the Business Combination Agreement.

(d) The obligations of the Sponsor and Insider Parties specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the Board of Directors of Acquiror (the “Acquiror Board”) or the Acquiror Board has changed, withdrawn, withheld, qualified or modified, or publicly proposed to change, withdraw, withhold, qualify or modify, its recommendation to adopt and/or approve the Transaction Proposals. For purposes of this Agreement, “Covered Shares” means all shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock held by such Sponsor and Insider Party as of the date hereof, together with any shares of Acquiror Class B Common Stock and Acquiror Class A Common Stock acquired by such Sponsor and Insider Party after the date hereof.

Section 2. Waiver of Anti-Dilution Protection. With respect to its Covered Shares, each Sponsor and Insider Party hereby, automatically and without any further action by each Sponsor and Insider Party, waives and agrees (subject to the proviso in this sentence and the remainder of this Section 2) to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of Acquiror, any rights to adjustment of the conversion ratio with respect to the shares of Acquiror Class B Common Stock owned by such Sponsor and Insider Party set forth in the Governing Documents of Acquiror (including, but not limited to, the rights set forth in Article 17 of the Governing Documents of Acquiror); provided that with respect to the Sponsor, such waiver shall only apply to the extent that, upon the conversion of all shares of Acquiror Class B Common Stock issued and outstanding as of immediately prior to the Closing, on an as-converted basis, such rights to adjustment of the conversion ratio and any other anti-dilution protections would result in the Sponsor holding more than 17,253,600 shares of Acquiror Class A Common Stock in the aggregate. Notwithstanding anything to the contrary contained herein, such Sponsor and Insider Party does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 2 shall be deemed null and void ab initio.

Section 3. Transfer of Shares.

(a) Each Sponsor and Insider Party agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of Acquiror and the Company (which consent may be given or withheld by Acquiror and the Company in their sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise (including by any other Transfer (as defined in the Insiders Letter)) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of its Covered Shares held by it (except in connection with voting by proxy at a meeting of shareholders of Acquiror as contemplated in Section 1); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to any or all of its Covered Shares other than those created by this Agreement. Notwithstanding the foregoing, this Section 3(a) (1) shall also not prohibit a Transfer of its Covered Shares by it to any of its Affiliates, (2) in the case of an individual, by gift to a member of one of such individual’s immediate family, to a trust, the beneficiary of which is a member of such individual’s immediate family or an Affiliate of such individual; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.

(b) Any Transfer in violation of this Section 3 shall be null and void ab initio.

Section 4. Redemption; Other Covenants.

(a) Unless this Agreement shall have been terminated in accordance with Section 6, each Sponsor and Insider Party hereby agrees that such Sponsor and Insider Party shall not effect an Acquiror Share Redemption. Each Sponsor and Insider Party hereby further waives, with respect to any shares of Acquiror Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with a shareholder vote to approve an amendment to Acquiror’s amended and restated certificate of incorporation (i) to modify the substance or timing of Acquiror’s obligation to allow redemption in connection with Acquiror’s initial business combination or (ii) to redeem 100% of Acquiror Common Stock if Acquiror does not complete a business combination within 24 months from the closing of Acquiror’s initial public offering.

(b) Each Sponsor and Insider Party hereby acknowledges that it has had the opportunity to read the Business Combination Agreement and the Sponsor Agreement, and has had the opportunity to consult with its tax and legal advisors. Each Sponsor and Insider Party hereby agrees to be bound by and subject to (i) Section 8.3 (No Solicitation by Acquiror) of the Business Combination Agreement to the same extent as such provisions apply to Acquiror and (ii) Section 12.12 (Publicity) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, in each case, as if such Sponsor and Insider Party were directly a party thereto.

(c) Each of the Insiders, Acquiror and the Sponsor agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Insiders Letter.

Section 5. Closing Date Deliverables. At or prior to the Closing, the Sponsor shall deliver to Swiss NewCo and the Company a duly executed copy of the Registration Rights Agreement by the Sponsor and Insider Parties.

Section 6.Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) at Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto; provided that nothing herein will relieve any Party from liability for any breach hereof prior to the Termination Date, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. Acquiror shall promptly notify the Sponsor and Insider Parties of the termination of the Business Combination Agreement promptly after the termination of such agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 2 (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring), Section 4(b)(ii) (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring and solely with respect to the provisions in Section 12.12 of the Business Combination Agreement that survive following the Closing) and the other Sections of this Agreement, to the extent relating to the aforementioned provisions and including, for the avoidance of doubt, Sections 10 through 14, shall survive the termination of this Agreement pursuant to this Section 6.

Section 7. No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future shareholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party.

Section 8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of shares of Acquiror Class B Common Stock, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of Acquiror and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Acquiror or as an officer, employee or fiduciary of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Acquiror.

Section 9. Representations and Warranties.

(a) Each of the Parties hereto represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (iii) this Agreement has been duly and validly executed and delivered by such Party (if applicable) and constitutes, a legal, valid and binding obligation of such Party enforceable in accordance with its terms, assuming due execution and delivery by the other Parties hereto, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. If such Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Party’s corporate, limited liability company or organizational powers.

(b) Each Sponsor and Insider Party hereby severally but not jointly represents and warrants as of the date hereof to Acquiror, the Company and Swiss NewCo (solely with respect to itself, himself or herself and not with respect to any other Party):

(i) The execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, result in any breach of any provision of the organizational documents of such Person, or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit Swiss NewCo Ordinary Shares to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of the Merger Certificate in accordance with Section 2.2(b) (Effective Times; Closings) of the Business Combination Agreement, (4) the Acquiror Shareholder Approval or (5) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to such Person, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

(ii) Such Person is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the shares of Acquiror Class B Common Stock and the Private Placement Warrants as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Class B Common Stock or Private Placement Warrants (other than transfer restrictions under the Securities Act, Acquiror’s Governing Documents, this Agreement, the Business Combination Agreement, the Insiders Letter or any other applicable securities Laws)). The equity securities set forth in such beneficial ownership reports filed with the SEC are the only equity securities in Acquiror owned of record or beneficially by such Person on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Insiders Letter. Other than the Private Placement Warrants, such Person does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which contemplate being exchanged into, equity securities of Acquiror.

(iii) There are no Actions pending against such Person, or to the knowledge of such Person threatened against it, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement or the Insiders Letter.

(iv) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the Acquiror Disclosure Letter, based upon arrangements made by such Person, for which Acquiror or any of its Affiliates may become liable.

(v) Such Person understands and acknowledges that each of Acquiror, the Company and Swiss NewCo is entering into the Business Combination Agreement in reliance upon such Person’s execution and delivery of this Agreement.

(vi) Except as set forth on Schedule I hereto, such Person, nor anyone related by blood, marriage or adoption to such Person or, to the knowledge of such Person, any Person in which such Person has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is a party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

Section 10. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

Section 11. Further Assurances. Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

Section 12. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email or (c) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to the Sponsor:

Cohn Robbins Sponsor LLC
1000 N. West Street

Wilmington, Delaware 19801
Attention: Charles Kwon
Email:         charles@cohnrobbins.com

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10019
Attention: Howard L. Ellin

                   June S. Dipchand
Email:         howard.ellin@skadden.com

                   june.dipchand@skadden.com

If to Acquiror:

Cohn Robbins Holdings Corp.
1000 N. West Street

Wilmington, Delaware 19801
Attention: Charles Kwon
E-mail:        charles@cohnrobbins.com

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10019
Attention: Howard L. Ellin

                   June S. Dipchand
                   Email: howard.ellin@skadden.com

                   june.dipchand@skadden.com

If to the Company:

SAZKA Entertainment AG
Weinmarkt 9
6004 Luzern
Attention: Pascal Genoud

                   Katarina Kohlmayer

                   Jonathan Handyside
Email:        pascal.genoud@allwynent.com
                   katarina.kohlmayer@kkcg.com
                   jonathan.handyside@allwynent.com

with a required copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Ave
New York, New York 10022
Attention: Jonathan L. Davis

                   Steven Y. Li

                   Peter Seligson
Email:         jonathan.davis@kirkland.com

                   steven.li@kirkland.com

                   peter.seligson@kirkland.com

Section 13. No Waiver of Rights, Powers and Remedies. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Section 14. Incorporation by Reference. Section 1.2 (Construction); Section 12.4 (Assignment); Section 12.7 (Governing Law); Section 12.8 (Headings; Counterparts); Section 12.10 (Entire Agreement); Section 12.11 (Amendments); Section 12.13 (Severability); Section 12.14 (Jurisdiction; Waiver of Jury Trial); Section 12.15 (Enforcement) and Section 12.17 (Non-Survival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COHN ROBBINS SPONSOR LLC

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins
Title:	Manager

COHN ROBBINS HOLDINGS CORP.

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins
Title:	Co-Chairman

SAZKA ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name:	Robert Chvatal
Title:	Authorized Signatory

By:	/s/ Jan Matuska
Name:	Jan Matuska
Title:	Authorized Signatory

ALLWYN ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name:	Robert Chvatal
Title:	Authorized Signatory

By:	/s/ Jan Matuska
Name:	Jan Matuska
Title:	Authorized Signatory

GARY D. COHN

By:	/s/ Gary D. Cohn
Name:	Gary D. Cohn

CLIFTON S. ROBBINS

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins

CHARLES S. KWON

By:	/s/ Charles S. Kwon
Name:	Charles S. Kwon

C. ROBERT KIDDER

By:	/s/ C. Robert Kidder
Name:	C. Robert Kidder

ALEXANDER T. ROBERTSON

By:	/s/ Alexander T. Robertson
Name:	Alexander T. Robertson

ANNE SHEEHAN

By:	/s/ Anne Sheehan
Name:	Anne Sheehan

KATHRYN A. HALL

By:	/s/ Kathryn A. Hall
Name:	Kathryn A. Hall

[Signature Page to the Sponsor Support Agreement]

Schedule I

Affiliate Agreements

1.	Promissory Note, dated as of September 1, 2021, by and between Acquiror and Sponsor
2.	Letter Agreement, dated as of September 8, 2020, by and among Acquiror, Sponsor, Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall
3.	Administrative Services Agreement, dated as of September 11, 2020, by and between Acquiror and Sponsor
4.	Registration Rights Agreement, dated as of September 11, 2020, by and among Acquiror, Sponsor and certain other security holders named therein
5.	Sponsor Warrants Purchase Agreement, dated as of September 8, 2020, by and between Acquiror and Sponsor
6.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Clifton S. Robbins
7.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Gary D. Cohn
8.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Charles S. Kwon
9.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Kathryn A. Hall
10.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and C. Robert Kidder
11.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Alexander T. Robertson
12.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Anne Sheehan
13.	Subscription Agreement, dated as of the date hereof, by and between Swiss NewCo, Acquiror and Sponsor